November 2, 2004

To Our Stockholders:

     Immediately upon mailing the proxy statement and voter card we determined that there should be an additional proposal included for shareholder approval.

     Please disregard prior materials that were distributed and use the enclosed ballot to cast your vote and review the enclosed proxy statement.

     Thank you and we apologize for any inconvenience.

Sincerely,

David S. Lee
Chairman of the Board